Filing pursuant to Rule 433,

Filing No. 333-140931-02

“RANDALL OUTLAW, JPMORGAN SECURITIES”

To	<routlaw1@bloomberg.net>

cc

Sent by: routlaw1@bloomberg.net

Subject « PRICING DETAILS « $1 bn APART 2007-2-M

10/11/2007 04:02 PM

Joint-Leads: JPMS/RBSGW/WS     Co-Mgrs: BMO/UBS     *100% POT*

Cls	Amt($mm)	Rtgs(M/S)	WAL	E.F.	Bmrk/Sprd	Yield	Coupon	$Price
A-1	183.00	P-1/A-1+	0.23	04/08	IntL + 5	5.2715	5.2715	100
A-2a	85.00	Aaa/AAA	0.85	02/09	EDSF + 45	5.402	5.34	99.99840
A-2b	177.00	Aaa/AAA	0.85	02/09	1m L + 38	1m L+38	1mL+38	100
A-3	270.00	Aaa/AAA	1.86	04/10	EDSF + 50	5.280	5.22	99.99519
A-4a	139.00	Aaa/AAA	3.17	05/11	SWPS + 55	5.414	5.35	99.98881
A-4b	146.00	Aaa/AAA	3.17	05/11	1m L + 50	1m L+50	1mL+50	100

Pxing speed:	1.7% ABS, 10% call	Enhancement:	MBIA Wrap
Tickets:	JPMS will bill & deliver	Min denoms:	1K/1K
Settles:	10/18 (FLAT)	ERISA:	Yes

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.